CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock U.S. Global Leaders Growth Fund (one of the portfolios constituting John Hancock Capital Series) in the John Hancock U.S. Global Leaders Growth Fund prospectuses and "Independent Auditors" in the John Hancock U.S. Global Leaders Growth Fund Class A, B, C and I Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-29502) of our report dated August 5, 2002 on the financial statements and financial highlights of the John Hancock U.S. Global Leaders Growth Fund.




                                                       /s/ERNST & YOUNG LLP
                                                       --------------------


Boston, Massachusetts
October 23, 2002